Exhibit 10.60.2

AMENDMENT ONE
TO THE
COCA-COLA REFRESHMENTS SEVERNCE PAY PLAN
FOR EXEMPT EMPLOYEES

WHEREAS, The Coca-Cola Company established the Coca-Cola Refreshments Severance Pay Plan for Exempt Employees (“Plan”) effective January 1, 2012; and
WHEREAS, The Coca-Cola Company Benefits Committee (“Committee”) is authorized to amend the Plan at any time;
NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended as follows, effective January 1, 2012:

1.	The definition of Cause is amended as follows:

“Cause means a violation of The Coca-Cola Company's Code of Business Conduct or any other policy of the Company or an Affiliate, or gross misconduct, all as determined by the Severance Benefits Committee, in its sole discretion.”

2.	The definition of Committee is amended as follows:

“Committee means The Coca-Cola Company Benefits Committee appointed by the Senior Vice President, Human Resources (or the most senior Human Resources officer) of The Coca-Cola Company, which shall act on behalf of The Coca-Cola Company to administer the Plan as provided in Article 4.”

3.	The definition of Severance Benefits Committee is amended as follows:

“Severance Benefits Committee” means the committee appointed by the Senior Vice President, Human Resources (or the most senior Human Resources officer) of The Coca-Cola Company to make certain determinations with regard to benefits payable under Article 3 and claims under Article 5 of this Plan.”

4.	Section 3.6(b) is amended as follows:

“(b)    Violation of Code of Business Conduct or Company Policy. If, following the determination that a Participant is entitled to a benefit under the Plan, the Severance Benefits Committee determines that during the Participant's employment, the Participant violated The Coca-Cola Company's Code of Business Conduct or any other policy of the Company or Participating Affiliate, all or a portion of the Participant's benefit under the Plan may cease or be forfeited. The Severance Benefits Committee has the sole discretion to determine on a case-by-case basis any benefit or benefit payment that will be forfeited and/or returned to the Company.”

5.	Section 4.1 is amended as follows:

“4.1    Committee

(a)    The Committee shall be responsible for the general administration of the Plan. As such, the Committee is the "Plan Administrator" and a "named fiduciary" of the Plan (as those terms are used in ERISA). In the absence of the appointment of a Committee, the functions and powers of the Committee shall reside with The Coca-Cola Company. The Committee, in the exercise of its authority, shall discharge its duties with respect to the Plan in accordance with ERISA and corresponding regulations, as amended from time to time.
(b)    The Committee shall establish regulations for the day-to-day administration of the Plan. The Committee and its designated agents shall have the exclusive right and discretion to interpret the terms and conditions of the Plan and to decide all matters arising with respect to the Plan's administration and operation (including factual issues). Any interpretations or decisions so made shall be conclusive and binding on all persons. The Committee or its designee may pay the expenses of administering the Plan or may reimburse The Coca-Cola Company, its Affiliate or other person performing administrative services with respect to the Plan if The Coca-Cola Company, its Affiliate or such other person directly pays such expenses at the request of the Committee.”

6.	Section 4.3 is amended as follows:

“4.3    Compensation and Expenses of Committee. The members of the Committee shall receive no compensation for its duties hereunder, but the Committee shall be reimbursed for all reasonable and necessary expenses incurred in the performance of its duties, including counsel fees and expenses. Such expenses of the Committee, including the compensation of administrators, actuaries, counsel, agents or others that the Committee may employ, shall be paid out of the general assets of The Coca-Cola Company or its Affiliate.”

7.	Section 4.5 is amended as follows:

“4.5    Indemnification of Committee. The Coca-Cola Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Committee and the Severance Benefits Committee or as their delegate(s) against all liabilities, damages, costs and expenses, including attorneys' fees and amounts paid in settlement of any claims approved by The Coca-Cola Company or its Affiliate, occasioned by any act or failure to act in connection with the Plan, unless such act or omission arises out of such employee's gross negligence, willful neglect or willful misconduct.”

8.	Section 4.6 is amended as follows:

“4.6    Fiduciary Responsibility Insurance, Bonding. If The Coca-Cola Company has not done so, the Committee may purchase appropriate insurance on behalf of the Plan and the Plan's fiduciaries to cover liability or losses occurring by reason of the acts or omissions of a fiduciary; provided, however, that such insurance to the extent purchased by the Plan must permit recourse by the insurer against the fiduciary in the case of a breach of a fiduciary duty or obligation by such fiduciary. The cost of such insurance shall be paid out of the general assets of The Coca-Cola Company or its Affiliate. The Committee may also obtain a bond covering all of the Plan's fiduciaries, to be paid from the general assets of The Coca-Cola Company or its Affiliate.”

9.	Section 6.2 is amended as follows:

“6.2    Termination of Plan. Neither The Coca-Cola Company nor any Affiliate shall have any obligation whatsoever to maintain the Plan or any benefit under the Plan for any given length of time. The Coca-Cola Company reserves the right to terminate the Plan or any benefit option under the Plan at any time by written document.”

10.	Section 7.5 of the Plan is amended as follows:

“7.5    Funding Status of Plan. The benefits provided hereunder will be paid solely from the general assets of The Coca-Cola Company or its Affiliate, and nothing herein will be construed to require The Coca-Cola Company, any Affiliate or the Committee to maintain any fund or segregate any amount for the benefit of any Participant. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of The Coca-Cola Company or its Affiliate from which any payment under the Plan may be made.”

11.	Section 7.7 of the Plan is amended as follows:

“7.7    Conclusiveness of Records. The records of the Company or a Participating Affiliate with respect to age, employment history, compensation, and all other relevant matters shall be conclusive for purposes of the administration of, and the resolution of claims arising under, the Plan.”
The Committee has caused this Amendment to be signed by its duly authorized representative on this 24th day of May 2012.

THE COCA-COLA COMPANY
BENEFITS COMMITTEE

By:     /s/ Susan M. Fleming